SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX AMERICA • ASIA PACIFIC • EUROPE Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships. January 10, 2023 Commonwealth Edison Company 10 South Dearborn Street – 49th Floor Chicago, Illinois 60603 Re: $400,000,000 aggregate principal amount of First Mortgage 4.900% Bonds, Series 134, Due February 1, 2033 and $575,000,000 aggregate principal amount of First Mortgage 5.300% Bonds, Series 135, Due February 1, 2053 Ladies and Gentlemen: We have acted as counsel to Commonwealth Edison Company, an Illinois corporation (the “Company”), in connection with the issuance and sale by the Company of $400,000,000 aggregate principal amount of First Mortgage 4.900% Bonds, Series 134, Due February 1, 2033 and $575,000,000 aggregate principal amount of First Mortgage 5.300% Bonds, Series 135, Due February 1, 2053 (collectively, the “Bonds”), covered by the Registration Statement on Form S- 3, No. 333- 266487-06 (the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission (“SEC”) on August 3, 2022, under the Securities Act of 1933, as amended. The Bonds were issued under the Company’s Mortgage (the “Mortgage”), dated July 1, 1923, as amended and supplemented by the Supplemental Indenture dated August 1, 1944 and subsequent supplemental indentures, including the Supplemental Indenture dated as of December 21, 2022 to BNY Mellon Trust Company of Illinois, as trustee, and D. G. Donovan, as co-trustee (collectively, the “Bond Trustees”), which Mortgage is governed by Illinois law, and sold by the Company pursuant to the Underwriting Agreement dated January 3, 2023 among the Company, BNP Paribas Securities Corp., BofA Securities, Inc. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein. For the purpose of expressing the opinions in this letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates of officers of the Company and the Bond Trustees and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions expressed in this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Electronic Data Gathering, Analysis and Retrieval System 4869-8309-2296v.1

Commonwealth Edison Company January 10, 2023 Page 2 (EDGAR) of the SEC or other internet sites through which documents filed with the SEC can be obtained, and the authenticity of the originals of such later documents. With respect to any instrument or agreement executed or to be executed by any party other than the Company, we have assumed, to the extent relevant to the opinions set forth herein, that (i) such other party (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and (ii) such other party had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such other party. Based on the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that: 1. The Company is duly incorporated and validly existing under the laws of the State of Illinois. 2. The Bonds are legally issued and binding obligations of the Company enforceable against the Company in accordance with their terms. Our opinion in paragraph 2 with respect to the enforceability of the Bonds is subject to: (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (whether enforceability is considered in a proceeding at law or in equity); (ii) the effect of provisions of the Bankruptcy Reform Act of 1978, which may affect the validity of the lien of the Mortgage with respect to property acquired or proceeds realized by the Company after the commencement of bankruptcy proceedings with respect to the Company; and (iii) the qualification that certain of the remedial, waiver and other provisions of the Mortgage may be unenforceable in whole or in part under the laws of the State of Illinois, but such unenforceability will not render the Mortgage invalid as a whole or make the Mortgage legally inadequate for the practical realization of the principal benefits or security intended to be provided thereby. This letter is limited to the federal laws of the United States of America and the laws of

Commonwealth Edison Company January 10, 2023 Page 3 the State of Illinois. We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the Bonds. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Very truly yours, /s/ Sidley Austin LLP